STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•	FIRST:	The name of this Corporation is NOSTALGIA FAMILY BRANDS, INC.

•	SECOND:	Its registered office in the State of Delaware is to be located at 615 South DuPont Highway, in the City of Dover County of Kent Zip Code 19901. The registered agent in charge thereof is National Corporate Research, Ltd.

•	THIRD:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	FOURTH:	The amount of the total stock of this corporation is authorized to issue is 50,000,000 shares (number of authorized shares) with a par value of $0.001 per share.

•	FIFTH:	The name and mailing address of the incorporator are as follows:
Name: William McDermitt
Mailing Address: 20 Pape Drive, Atlantic Highlands, New Jersey
Zip Code 07716

•	I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 5th day of November, A.D. 2010.

BY:	/s/ William McDermitt
(Incorporator)

NAME:	William McDermitt
(type or print)